Exhibit 99.1

Dear Aytu BioScience Shareholders and Colleagues:

In response to multiple inquiries from interested stakeholders, I’m pleased to provide a short, high-level summary of the Company’s progress as we continue launching Natesto in the U.S., while building our commercial capabilities and product portfolio. Since the Company’s most recent communication we have made significant progress in both our execution in the field as well as with our patient reimbursement access through the introduction of the Natesto Support Program. Importantly, Natesto total paid prescriptions (as reported by IMS, which does not capture all realized prescriptions nor any unpaid voucher prescriptions) reached an all-time high level of 704 in February, with the Company hitting another all-time high in March with 890 total paid prescriptions.

The Company’s recently launched patient access program, called the Natesto Support Program (NSP), was rolled out in February 2018. While it is early in the launch phase of this program, we are encouraged by the preliminary results. As you may recall, the NSP was designed to assist patients who have received a Natesto prescription in assessing their payer coverage, helping to navigate the payers’ requirements, helping to secure prior authorizations where and when required, and ultimately increasing the prescription initial fill, refill, and reimbursement rate.

Through just the first nine weeks of implementation, we have been encouraged by the following results:

●	63% of all enrolled patients who have been previously treated with a topical testosterone replacement therapy have been approved for Natesto treatment by payors through the NSP. For commercially insured patients previously treated with a TRT gel, that approval number rises to 69%. This is significant given that the company does not have any payor contracts in place formally covering Natesto.

●	Multiple national plans that had previously been denying Natesto coverage have begun approving prescriptions when submitted through the NSP. Specifically, of the patients who have had their prescription claim adjudicated at one specific large national payer, over 70% of patients have been approved for Natesto treatment. For that same payer, patients who had previously been treated with a TRT gel have been approved 77% of the time.

●	Overall and across all enrolled patients, coverage for Natesto through the NSP has improved by approximately 21% at this early stage of implementation.

Importantly, with the NSP now in place, we are realizing a significantly higher percentage of revenue-generating prescriptions. This has enabled the company to discontinue the use of free vouchers, that, while valuable in our initial promotional marketing phase to create awareness for the product, yielded zero revenue for the company. Thus, the Company has strategically realigned and is reducing the total prescription count, by eliminating vouchered/promotional (free) prescriptions, in favor of driving a significantly higher level of revenue-generating prescriptions as a percentage of total prescriptions – which is expected to yield a higher likelihood of gaining refills for these patients. This important strategic shift, we expect, will drive Natesto prescriptions going to higher quality, commercially-insured patients, yield a higher prescription refill rate, and drive significantly higher revenue per patient. This strategic shift has been done consciously, and we expect that this change will result in lower overall prescriptions in the short term, with more revenue-generating prescriptions and more refills per patient over time. While this positive step-change in the revenue line will not occur immediately, the early results demonstrate that this program is working and is yielding the positive results we anticipated.

With respect to our progress with payers (with a primary focus on the largest, national payers), for the first time, we have gained an audience with multiple pharmacy benefit managers and national insurers. While we are bound by confidentiality from discussing specific contract terms or the names of payers with which we are engaged, we have formally proposed contract terms with multiple payers and have received a favorable, initial response from one particularly large national plan. While there is no assurance that Natesto will gain formulary access, the Company is encouraged by the ongoing dialogue and receptivity at this early point. With even a single payer contract in place, future contracting becomes more attainable and repeatable with other payers, and we continue to engage with other plans to gain an audience in order to showcase the clinical benefits of Natesto to these plan’s client patients. We will keep you apprised of our progress on this important commercial front.

We continue to be encouraged by the progress of Natesto and the rollout of the Natesto Support Program, while the Company works to bolster the portfolio and accelerate our revenue generation and path to breakeven in the relative near term.

Thank you for your continued interest and support.

Best Regards,

Josh Disbrow

Chairman & Chief Executive Officer

Aytu BioScience, Inc.